EXHIBIT 10.1

SUMMARY DESCRIPTION OF THE DIXIE GROUP, INC.

2007 ANNUAL INCENTIVE PLAN

The following is a description of the Company’s 2007 Incentive Plan (“Plan”) for its executive officers (including all individuals who are “named executive officers” for purposes of the Summary Compensation Table disclosures required in the Company’s annual Proxy Statement).

Cash Incentive Awards

For the CEO and all executive officers whose responsibilities are primarily related to corporate-level administration, the Cash Incentive Award component provides each participant with the opportunity to earn a cash incentive ranging from 10% to 75% of such participant’s base salary, determined based on the achievement of specified levels of annual earnings before interest and taxes (“EBIT”) by the Company, as adjusted for unusual items.  The committee may reduce the amount of any award by up to 40% of the amount otherwise earned based on the failure to achieve individual performance goals set by the Committee.

For executive officers whose responsibilities are primarily related to one of the Company’s business units, the Cash Incentive Award component provides each participant with the opportunity to earn a cash incentive ranging from 10% to 75% of such participant’s base salary.  For executive officers in this category, 70% of the amount of the Cash Incentive Award is determined based on the achievement of specified levels of their annual business unit EBIT, as adjusted for unusual items and 30% of the amount is determined based on the achievement of specified levels of annual corporate EBIT, as adjusted for unusual items.  The Committee may reduce the amount of any award by up to 30% of the amount otherwise earned based on failure to achieve individual performance goals set by the Compensation Committee.

Incentive Awards earned under the Plan will be based on participant’s base salary as established by the Compensation Committee, and will be paid to participants in cash on or prior to March 15, 2007; provided, that the executive must be employed by the Company at the time of payment of the award.

Primary Long-Term Incentive Awards and Career Shares

A Primary Long-Term Incentive Award will be made in restricted shares to each executive officer, the value of which will be equal to 35% of the executive’s base salary plus any Cash Incentive Award paid for such year.  Career Shares will be awarded to each executive officer as an award of restricted stock valued at 20% of such officer’s base salary.  Such awards will be valued based on the market price of the Company’s common stock at the time of grant of the award.

Primary Long-Term Incentive Awards will vest over 3 years, and career shares will vest when the participant becomes (i) qualified to retire from the Company and (ii) has retained the career shares for 24 months following the grant date, subject to accelerated vesting or forfeiture as described below.  For any participant who becomes age 60 (or any participant who is already age 60 at the time of an award) restricted shares will vest equally over the stated vesting or retention period (three years in the case of Primary Long-Term Incentive awards and two years in the case of Career Shares awards.

Special Conditions to Awards

The Primary Long-Term Incentive Awards and Career Share awards will only be made if the Company is profitable.  Death, disability or a change in control of the Company will cause immediate vesting of all restricted stock issued as Career Shares and as Primary Long-Term Incentive share awards.  Termination without cause will result in immediate vesting of all Career Share Awards, and acceleration of vesting of Primary Long-Term Incentive Share Awards to the extent such shares have been expensed by the Company. Voluntary termination of employment prior to retirement, or termination of employment for cause will result in the immediate forfeiture of all unvested awards under the Plan.  Upon an executive’s retirement vesting will accelerate to the extent that the Company has recognized compensation expense related to the shares.

Compensation Committee Oversight of Payments

The Compensation Committee has the authority to review and certify the achievement of the performance goals and to administer and interpret the Incentive Compensation Plan.  As set forth above, any award to a participant for 2007 may be reduced, but not increased, by the Compensation Committee in its sole discretion based on individual performance criteria.